360 Funds 485BPOS

Exhibit 99(h)(10)(i)

SCHEDULE A-1

to the

EXPENSE LIMITATION AGREEMENT (this “Agreement”)

between

360 Funds (the “Trust”) and

M3Sixty Capital, LLC

Amended August 8, 2024

This Agreement relates to the following Funds of the Trust:

Fund	Maximum Annual Operating Expense Limit	Effective Date	Expiration Date
M3Sixty Small Cap Growth Fund	0.99%	August 24, 2023	June 30, 2025
M3Sixty Income and Opportunity Fund	1.95%	September 25, 2024	March 31, 2026

IN WITNESS OF WHICH, the parties hereto have caused this instrument to be signed on their behalf by their duly authorized officers effective as of the Effective Date noted in Schedule A above.

360 Funds		M3Sixty Capital, LLC

By:		By:

Name:	Randall Linscott	Name:	Gary DiCenzo

Title:	President	Title:	CEO